As filed with the Securities and Exchange Commission on April 4, 2024
Registration No. 333-278286

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SKYE BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	2834	45-0692882
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
11250 El Camino Real, Suite 100
San Diego, CA 92130
(858) 410-0266
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Punit Dhillon
Chief Executive Officer
Skye Bioscience, Inc.
11250 El Camino Real, Suite 100
San Diego, CA 92130
(858) 410-0266
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Steven G. Rowles
Scott Lesmes
John Hensley
Morrison & Foerster, LLP
12531 High Bluff Drive, #100
San Diego, CA 92130
Tel: (858) 720-5100
Approximate date of commencement of proposed sale to the public: From time to time after the effective date. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Skye Bioscience, Inc. (the “Company”) is filing this Amendment No. 1 on Form S-1/A (this “Amendment”) to its Form S-1 which was originally filed with the Securities and Exchange Commission on March 27, 2024 (the “Original Filing”).
The purpose of the Amendment is to correct a scrivener’s error in the Marcum LLP, Report of Independent Registered Public Accounting Firm (“Auditor’s Report”). The scrivener’s error in the Auditor’s Report concerns the date of the original Auditor’s Report, which referenced March 27, 2024 instead of March 21, 2024. No other changes were made to the Auditor’s Report. Other than the changes to the Auditor’s Report, the prospectus, constituting Part I of the Registration Statement, is unchanged.
This Amendment does not reflect events occurring after the filing of the Original Filing or modify or update any amounts or disclosures within the financial statements and should be read in conjunction with the Original Filing made with the Securities and Exchange Commission.
2

SKYE BIOSCIENCE, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of Skye Bioscience, Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Skye Bioscience, Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.
/s/ Marcum LLP
Marcum LLP
We have served as the Company's auditor since 2022.
East Hanover, New Jersey
March 21, 2024

SKYE BIOSCIENCE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
ASSETS	2023	2022
Current assets
Cash	$1,256,453	$1,244,527
Restricted cash	9,080,202	4,580
Prepaid expenses	425,259	780,807
Assets held for sale	—	6,432,216
Other current assets	888,929	481,588
Total current assets	11,650,843	8,943,718

Property, plant and equipment, net	43,276	87,854
Operating lease right-of-use asset	237,983	71,191
Other assets	8,309	8,309
Total assets	$11,940,411	$9,111,072

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,155,785	$1,669,997
Accounts payable - related parties	—	124,901
Accrued interest - related party	126,027	15,814
Accrued interest - legal contingency	234,750	—
Accrued payroll liabilities	888,381	657,734
Other current liabilities	998,552	1,422,445
Other current liabilities - related parties	—	95,850
Estimate for legal contingency	6,053,468	6,205,310
Convertible multi-draw credit agreement - related party	—	1,848,375
Convertible note - related party, net of discount	4,371,998	—
Operating lease liability, current portion	72,038	78,700
Total current liabilities	13,900,999	12,119,126

Non-current liabilities
Operating lease liability, net of current portion	171,230	—
Total liabilities	14,072,229	12,119,126

Commitments and contingencies (Note 13)

Stockholders’ deficit
Preferred stock, $0.001 par value; 200,000 shares authorized at December 31, 2023 and 2022; no shares issued and outstanding at December 31, 2023 and 2022	—	—
Common stock, $0.001 par value; 100,000,000 and 20,000,000 shares authorized at December 31, 2023 and 2022, respectively; 12,349,243 and 3,654,119 shares issued and outstanding at December 31, 2023 and 2022, respectively	12,349	3,654
Additional paid-in-capital	102,238,382	63,726,057
Accumulated deficit	(104,382,549)	(66,737,765)
Total stockholders’ deficit	(2,131,818)	(3,008,054)
Total liabilities and stockholders’ deficit	$11,940,411	$9,111,072
See accompanying notes to the consolidated financial statements.

SKYE BIOSCIENCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2023	2022
Operating expenses
Research and development	$5,819,461	$6,011,805
Cost to acquire IPR&D asset	21,215,214	—
General and administrative	7,852,340	6,094,617
Estimated legal contingency	(151,842)	6,205,310
Total operating expenses	34,735,173	18,311,732

Operating loss	(34,735,173)	(18,311,732)

Other expense
Change in fair value of derivative liability	(3)	(59,729)
Interest expense	906,270	665,133
Interest income	(99,974)	(19,011)
Finance charge	—	120,228
Loss from asset sale	307,086	—
Debt conversion inducement expense	1,383,285	—
Wind-down costs	409,347	456,508
Total other expense, net	2,906,011	1,163,129

Loss before income taxes	(37,641,184)	(19,474,861)
Provision for income taxes	3,600	6,741

Net loss	$(37,644,784)	$(19,481,602)

Loss per common share
Basic	$(5.37)	$(8.77)
Diluted	$(5.37)	$(8.77)

Weighted average shares of common stock outstanding used to compute loss per share:
Basic	7,006,038	2,221,080
Diluted	7,006,038	2,221,080
See accompanying notes to the consolidated financial statements.

SKYE BIOSCIENCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2023	2022
Cash flows from operating activities:
Net loss	$(37,644,784)	$(19,481,602)

Adjustments to reconcile net loss to net cash used in operating activities:
Finance charge from Sciences warrant modification	—	120,228
Depreciation and amortization	124,251	114,998
Net gain on disposal of asset	(4,080)	—
Stock-based compensation expense	987,510	629,032
Change in fair value of derivative liability	(3)	(59,729)
Amortization of debt discount	329,890	489,595
Estimate for legal contingency	(151,843)	6,205,310
Loss from divestiture of asset	307,086	—
Debt conversion inducement expense	1,383,285	—
Accrued interest conversion expense	15,952	—
Cost to acquire IPR&D asset	21,215,214	—
Foreign currency remeasurement gain	(45,350)	—
Changes in assets and liabilities:
Prepaid expenses	564,232	(16,396)
Prepaid expenses - related party	—	13,432
Other current assets	(257,790)	112,907
Accounts payable	(576,384)	688,269
Accounts payable – related parties	(124,901)	111,471
Accrued interest – related party	126,027	(159,097)
Accrued interest - legal contingency	234,750	—
Accrued payroll liabilities	230,647	313,284
Other current liabilities	(493,471)	(1,839,252)
Other current liabilities - related parties	(95,850)	95,850
Operating lease liability	(76,566)	(82,372)
Net cash and restricted cash used in operating activities	(13,952,178)	(12,744,072)

Cash flows from investing activities:
Proceeds from asset sale, net of legal expenses	5,532,266	—
Cash divested net of proceeds from the sale of an asset	—	(66,458)
Purchases of property and equipment	(12,550)	(28,060)
Cash acquired in asset acquisition, net of transaction costs of $0 and $1,475,144 for the years ended December 31, 2023 and 2022, respectively	1,076,740	5,308,913
Net cash and restricted cash provided by investing activities	6,596,456	5,214,395

Cash flows from financing activities:
Proceeds from PIPE financing, net of $265,053 issuance costs	11,734,947	—

Proceeds from convertible note - related party	4,973,684	—
Financing costs allocated to warrants issued with convertible debt	(6,026)	—
Proceeds from pre-funded warrant exercises	—	1,967
Repayment of loan payable	(259,335)	(275,537)
Proceeds from EHT bridge financing	—	680,901
Repayment of Amended Credit Agreement	—	(616,125)
Net cash and restricted cash provided by (used in) financing activities	16,443,270	(208,794)

Net increase (decrease) in cash and restricted cash	9,087,548	(7,738,471)

Cash and restricted cash, beginning of year	$1,249,107	$8,987,578

Cash and restricted cash, end of year	$10,336,655	$1,249,107

Supplemental disclosures of cash-flow information:
Reconciliation of cash and restricted cash:
Cash	$1,256,453	$1,244,527
Restricted cash	9,080,202	4,580
Total cash and restricted cash shown in the consolidated statements of cash flows	$10,336,655	$1,249,107

Cash paid during the year for:
Interest	$198,352	$333,547
Income taxes	3,600	6,741

Supplemental disclosures of non-cash financing activities:
Financing of insurance premium	$203,884	$275,537
Common stock warrant exercises	282,906	—
Conversion of multi-draw credit agreement	1,565,470	—
Conversion of accrued interest due to related party	31,766	—
Right of use asset obtained in exchange for operating lease liabilities	241,134	—
Stock issued for assets	20,532,846	—
Deferred issuance costs	—	22,471
Purchases of property and equipment in other current liabilities	—	11,300
Release of share liability to additional paid-in-capital	—	13,000
Asset acquisition costs in other current liabilities and accounts payable	—	102,857
Stock issued for assets, net of equity issuance costs	—	3,074,098
See accompanying notes to the consolidated financial statements.

Table of Contents
SKYE BIOSCIENCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Stockholders' Deficit
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amounts
Balance, December 31, 2021	1,904,434	$1,904	$53,118,425	$(47,256,163)	$5,864,166

Stock-based compensation expense	5,935	6	629,026	—	629,032

Exercise of pre-funded warrants	78,667	79	1,888	—	1,967

Common stock, options and warrants issued for asset acquisition, net of issuance costs of $25,511	1,665,083	1,665	9,856,490	—	9,858,155

Finance charge from Sciences warrant modification		—	120,228	—	120,228

Net loss for the year ended December 31, 2022	—	—	—	(19,481,602)	(19,481,602)

Balance, December 31, 2022	3,654,119	$3,654	$63,726,057	$(66,737,765)	$(3,008,054)

Stock-based compensation expense	10,333	10	987,500	—	987,510

Exercise of common stock warrants	66,566	67	282,839	—	282,906

Conversion of multi-draw credit agreement - related party and accrued interest	165,517	166	2,980,355	—	2,980,521

Common stock issued in acquisition of IPR&D asset	5,436,378	5,436	21,604,150	—	21,609,586

PIPE Financing, net of equity issuance costs $265,053	2,989,981	2,990	11,731,957	—	11,734,947

Warrants issued with Convertible Note	—	—	925,550	—	925,550

Common stock issued for fractional share adjustment in reverse stock split	26,349	26	(26)	—	—

Net loss for the year ended December 31, 2023	—	—	—	(37,644,784)	(37,644,784)

Balance, December 31, 2023	12,349,243	$12,349	$102,238,382	$(104,382,549)	$(2,131,818)
See accompanying notes to the consolidated financial statements.

SKYE BIOSCIENCE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Nature of Operations and Business Activities
Nature of Operations
Skye Bioscience, Inc. (the “Company” or “Skye”) was incorporated in Nevada on March 16, 2011. The Company is a clinical stage pharmaceutical company located in San Diego, California, focused on the discovery, development and commercialization of novel classes of therapeutic drugs that modulate the endocannabinoid system, which has been shown to play a vital role in overall human health. Notably, the Company is developing drugs with novel mechanisms of action targeting the CB1 receptor through its own research efforts acquired intellectual property and license agreements.
In August 2019, the Company formed a new subsidiary in Australia, SKYE Bioscience Pty Ltd. (formerly "EMBI Australia Pty Ltd."), an Australian proprietary limited company ("SKYE Bioscience Australia"), in order to qualify for the Australian government’s research and development tax credit for research and development dollars spent in Australia. The Company conducted its Phase 1 clinical trial for glaucoma at SKYE Bioscience Australia.
On August 18, 2023, the Company completed a strategic transaction to acquire a clinical asset pursuant to an Agreement and Plan of Merger and Reorganization, dated as of August 15, 2023, by and among the Company, Bird Rock Bio, Inc. and Aquila Merger Sub, Inc., pursuant to which Aquila Merger Sub, Inc. merged with and into Bird Rock Bio, Inc. with Bird Rock Bio, Inc. surviving as a wholly owned subsidiary of the Company (the “BRB Acquisition”). In connection with the BRB Acquisition, Bird Rock Bio changed its name from Bird Rock Bio, Inc. to Bird Rock Bio Sub, Inc ("BRB"). In the BRB Acquisition, the Company issued to certain former stockholders of BRB an aggregate of 5,436,378 shares of the common stock of the Company, valued at $21,609,586 (Note 3).
As of December 31, 2023, the Company has devoted substantially all its efforts to securing product licenses, carrying out its own research and development, building infrastructure and raising capital. The Company has not yet realized revenue from its planned principal operations and is a number of years away from potentially being able to do so.
Liquidity and Capital Resources
The Company has incurred operating losses and negative cash flows from operations since inception and as of December 31, 2023, had a working capital deficit of $2,250,156 and an accumulated deficit of $104,382,549. As of December 31, 2023, the Company had unrestricted cash in the amount of $1,256,453. For the years ended December 31, 2023 and 2022, the Company incurred losses from operations of $34,735,173 and $18,311,732, respectively. For the years ended December 31, 2023 and 2022, the Company incurred net losses of $37,644,784 and $19,481,602, respectively. The Company expects to continue to incur significant losses and negative cash flows from operations through 2024 and in the future.
Historically, the Company has funded its operations through convertible debt, public equity financings, asset acquisitions and private investments in public equity. On August 18, 2023, the Company entered into the Convertible Note Financing, the August PIPE Financing and BRB Acquisition which provided the Company with the necessary funds to continue operations post an appeal bond to stay the execution of the judgment in the Cunning Lawsuit (Note 13) and reposition the Company to focus on nimacimab as its lead clinical asset for obesity. Following the August 2023 financings, the Company executed a 1:250 reverse stock split and increased its authorized shares outstanding (Note 7). On January 31, 2024 and March 13, 2024, the Company completed two private placement equity transactions with institutional investors, in which it raised combined net aggregate proceeds of approximately $83,500,000. The capital from the January and March financings will allow the Company to fund its planned Phase 2 clinical trials for glaucoma and obesity through top line data.
The Company’s consolidated financial statements have been prepared on the basis of the Company continuing as a going concern for the next 12 months. Based on its current operational requirements, the Company believes that its current cash, and cash equivalents will be sufficient to fund its projected operations for at least 12 months from the date of the issuance of these consolidated financial statements.
Impact of Geopolitical and Macroeconomic Factors
It is possible that the Company may encounter supply chain issues related to global economic and political conditions such as a lack of production or laboratory resources. pandemics or cyberattacks that could cause business disruptions and clinical trial delays which will need to be managed in the future. There may also be significant uncertainty resulting from the impact of other geopolitical and macroeconomic factors, including global pandemics, inflation, supply chain issues, rising interest rates, future bank failures, increased geopolitical tensions between the U.S. and China and the impact of the Russia/Ukraine conflict and the Israel-Hamas war.
2. Summary of Significant Accounting Policies
Basis of Presentation
The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. Actual results could differ from those estimates.
Certain reclassifications have been made to the amounts in prior periods to conform to the current period’s presentation, primarily the separate classification of prepaid expenses, other current assets, estimate for legal contingency, accrued interest for legal contingency, and other current liabilities. Such reclassifications did not have a material impact on the Consolidated Financial Statements.
Reverse Stock Split
On September 6, 2023, the Company filed a Certificate of Change and Certificate of Correction with the Secretary of State of the State of Nevada which effected a reverse stock split at a ratio of one-for-two hundred and fifty (1-for-250) of the Company's issued and outstanding shares of common stock as of 12:01 a.m. Eastern Standard Time on September 8, 2023. The Company did not issue fractional shares in the reverse stock split and elected to issue one whole share for each fractional share which resulted in the issuance of 26,349 common shares to our existing stockholders. The Company's financial statements have been adjusted on a retrospective basis to reflect the change.
Assets Held for Sale
On November 10, 2022, the Company completed the EHT Acquisition. At the time of the EHT Acquisition there were arrangements in place to sell the acquired assets and liabilities that comprised two of EHT's subsidiaries, Emerald Health Therapeutics Canada, Inc. ("EHTC") and VDL. As a result, EHTC and VDL were considered held for sale since the EHT Acquisition and the Company has classified the associated assets of VDL as held for sale on the Consolidated Balance Sheets and the period costs related to both EHTC and VDL have been presented as wind-down costs in the Consolidated Statements of Operations. EHTC was divested on December 28, 2022, and VDL was divested on February 9, 2023 (see Note 3). Assets meeting the held-for-sale criteria are classified as held for sale on the Consolidated Balance Sheets in subsequent periods until sold.
Assets that meet the held-for-sale criteria are held for sale and reported at the lower of their carrying value or their fair value, less estimated costs to sell. Changes in fair value are recorded as a gain or loss in the results of operations but not to exceed the original carrying value. Due to the asset acquisition accounting on the date of the EHT Acquisition, AVI had no initial carrying value.
Derecognition of Nonfinancial Assets
The Company generally accounts for sales of nonfinancial assets that are outside the scope of our ordinary activities under ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets. Pursuant to ASC 610-20, the Company applies the guidance in ASC 606 to determine if a contract exists, identify the distinct nonfinancial assets, and determine when control transfers and, therefore, when to derecognize the nonfinancial asset. Additionally, the Company applies the measurement principles of ASC 606 to determine the amount of consideration, if any, to include in the calculation of the gain or loss for the sale of the nonfinancial asset. Refer to Note 3 for further information.
Principles of Consolidation
The accompanying consolidated financial statements as of December 31, 2023, include the accounts of the Company and its wholly owned subsidiaries SKYE Bioscience Australia, EHT, AVI, BRB, Ruiyi Acquisition Corporation, and Nemus Sub. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates and judgements used in determining stock based compensation expense and estimates related to the Company's estimation of the percentage of completion under its research and development contracts, which are not readily apparent from other sources.
Risks and Uncertainties
The Company’s operations are subject to a number of risks and uncertainties, including but not limited to, changes in the general economy, the size and growth of the potential markets for any of the Company’s product candidates, uncertainties related to the current global environment, including economic factors such as inflation, and risks related to the global supply chain disruptions (Note 1), risks related to operating primarily in a virtual environment, results of research and development activities, uncertainties surrounding regulatory developments in the United States, Canada, the European Union, and Australia and the Company’s ability to attract new funding.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying values of those investments approximate their fair value due to their short maturity and liquidity. Cash includes cash on hand and amounts on deposit with financial institutions, which amounts may at times exceed federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk.
December 31, 2023, restricted cash on the balance sheet collateralizes an irrevocable letter of credit (Note 13). As of December 31, 2022, restricted cash is a certificate of deposit held by the Company’s bank as collateral for the Company’s credit cards.
Property, Plant and Equipment, net
Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the remaining lease term. Expenditures for repairs and maintenance, which do not extend the useful life of the property and equipment, are expensed as incurred. Upon retirement, the asset cost and related accumulated depreciation are relieved from the accompanying Consolidated Balance Sheets.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (the “exit price”) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy based on three levels of inputs, of which the first two are considered observable, and the last is considered unobservable, is used to measure fair value:
Level 1:Valuations for assets and liabilities traded in active markets from readily available pricing sources such as quoted prices in active markets for identical assets or liabilities.
Level 2:Observable inputs (other than Level 1 quoted prices) such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.
Level 3:Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.
The carrying values of the Company’s financial instruments, with the exception of the derivative liabilities, approximate their fair value due to their short maturities. The derivative liabilities are valued on a recurring basis utilizing Level 3 inputs (Note 5).
Income Taxes
The Company accounts for deferred income tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, net operating loss carryforwards (the “NOLs”) and other tax credit carryforwards. These items are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. Any interest or penalties would be recorded in the Company’s Consolidated Statements of Operations in the period incurred. When necessary, the Company recognizes interest and penalties related to income tax matters in income tax expense.
The Company records a valuation allowance against deferred tax assets to the extent that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making such determinations, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. Due to the substantial doubt related to the Company’s ability to utilize its deferred tax assets, a valuation allowance for the full amount of the deferred tax assets has been established at December 31, 2023 and 2022. As a result of this valuation allowance, there are no income tax benefits reflected in the accompanying Consolidated Statements of Operations to offset pre-tax losses.
The Company recognizes a tax benefit from uncertain tax positions when it is more likely than not (50%) that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.
Convertible Instruments
The Company accounts for hybrid contracts with embedded conversion features in accordance with ASC 815, Derivatives and Hedging Activities ("ASC 815") which requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.
The Company accounts for convertible debt instruments with embedded conversion features in accordance with ASC 470-20, Debt with Conversion and Other Options ("ASC 470-20") if it is determined that the conversion feature should not be bifurcated from their host instruments. Under ASC 470-20, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the difference between the fair value of the underlying common stock at the commitment date and the embedded effective conversion price. When the Company determines that the embedded conversion option should be bifurcated from its host instrument, the embedded feature is accounted for in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract is allocated to the fair value of the derivative. The derivative is subsequently recorded at fair value at each reporting date based on current fair value, with the changes in fair value reported in the results of operations.
The Company also follows ASC 480-10, Distinguishing Liabilities from Equity ("ASC 480-10") when evaluating the accounting for its hybrid instruments. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception (for example, a payable settled with a variable number of the issuer’s equity shares); (b) variations in something other than the fair value of the issuer’s equity shares (for example, a financial instrument indexed to the Standard and Poor’s S&P 500 Index and settled with a variable number of the issuer’s equity shares); or (c) variations inversely related to changes in the fair value of the issuer’s equity shares (for example, a written put option that could be net share settled). Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with a re-measurement reported in other expense (income), net in the accompanying Consolidated Statements of Operations.
When determining the short-term vs. long-term classification of derivative liabilities, the Company first evaluates the instruments’ exercise provisions. Generally, if a derivative is a liability and exercisable within one year, it will be classified as short-term. However, because of the unique provisions and circumstances that may impact the accounting for derivative instruments, the Company carefully evaluates all factors that could potentially restrict the instrument from being exercised or create a situation where exercise would be considered remote. The Company re-evaluates its derivative liabilities at each reporting period end and makes updates for any changes in facts and circumstances that may impact classification.
Warrants Issued in Connection with Financings
The Company generally accounts for warrants issued in connection with debt and equity financings as a component of equity, unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that the Company may need to settle the warrants in cash. For warrants issued with a conditional obligation to issue a variable number of shares or the deemed possibility of a cash settlement, the Company records the fair value of the warrants as a liability at each balance sheet date and records changes in fair value in other expense, net in the Consolidated Statements of Operations.
Debt Issuance Costs and Interest
Discounts related to bifurcated derivatives, freestanding instruments issued in bundled transactions, and issuance costs are recorded as a reduction to the carrying value of the debt and amortized over the life of the debt using the effective interest method. The Company makes changes to the effective interest rate, as necessary, on a prospective basis. For debt facilities that provide for multiple advances, the Company initially defers any issuance costs until the first advance is made and then amortizes the costs over the life of the facility.
Revenue Recognition
The Company accounts for its collaboration arrangement under the provisions of Accounting Standard Codification Topic 606, Revenue from Contract with Customers, or ASC 606. In accordance with ASC 606, when a customer obtains control of promised goods or services, in an amount that reflects the consideration expected to be received in exchange for those goods or services, the Company performs the following five steps in determining the appropriate amount of revenue to be recognized as it fulfills its obligations under such agreements:
•identification of the promised goods and services in the contract;
•determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract;
•measurement of the transaction price, including any constraint on variable consideration;
•allocation of the transaction price to the performance obligations; and
•recognition of revenue when, or as, we satisfy each performance obligation.
If an agreement includes a license to the Company's intellectual property and that license is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. For licenses that are bundled with other promises, the Company utilizes judgment to assess the nature of the combined performance obligations to determine whether the combined performance obligations are satisfied over time or at a point in time. If over time, the Company evaluates the measure of progress over time proportionate to the costs incurred to perform the services using an input method as a measure of progress towards satisfying the performance obligation. Any change made to estimated progress towards completion of a performance obligation due to changes in the estimated activities required to complete the performance obligation and, therefore, revenue recognized will be recorded as a change in estimate.
The Company receives payments from its collaborators based on billing schedules established in each contract. Upfront payments and other payments may require deferral of revenue recognition to a future period until the Company performs its obligation under its collaboration arrangements. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional.
Research and Development Expenses and Licensed Technology
Research and development costs are expensed when incurred. These costs may consist of external research and development expenses incurred under agreements with third party contract research organizations and investigative sites; third party manufacturing organizations and consultants; license fees; employee-related expenses, which include salaries and benefits for the personnel involved in the Company’s preclinical; and clinical drug development activities, other expenses and equipment and laboratory supplies.
Costs incurred for the rights to use licensed technologies in the research and development process, including licensing fees and milestone payments, are charged to research and development expense as incurred in situations where the Company has not identified an alternative future use for the acquired rights, and are capitalized in situations where there is an identified alternative future use. None of the costs associated with the use of licensed technologies has been capitalized to date.
Similarly, costs incurred to acquire in-process research and development ("IPR&D") are charged to research and development expense in the situation where the Company has not identified an alternative future use and are capitalized in the situation where there is an alternative future use. All costs associated with the acquisition of IPR&D have been expensed to date.
Stock-Based Compensation Expense
Stock-based compensation expense is estimated at the grant date based on the fair value of the award, and the fair value is recognized as expense ratably over the vesting period with forfeitures accounted for as they occur.

Upon the exercise of stock option awards, the Company's policy is to issue new shares of its common stock. The Company uses the Black-Scholes valuation method for estimating the grant date fair value of stock options using the following assumptions:
•Volatility - Stock price volatility is estimated over the expected term based on a blended daily rate of industry peers stock volatility.
•Expected term - The expected term is based on a simplified method which defines the life as the weighted average of the contractual term of the options and the vesting period for each award.
•Risk-free rate - The risk-free interest rate for the expected term of the option is based on the average market rate on U.S. Treasury securities in effect during the period in which the awards were granted.
•Dividends - The dividend yield assumption is based on the Company’s history and expectation of paying no dividends in the foreseeable future.
Additionally, the Company uses the Monte Carlo Simulation model to evaluate the derived service period and fair value of awards with market conditions, including assumptions of historical volatility and risk-free interest rate commensurate with the vesting term.
Loss Per Common Share
The Company applies ASC No. 260, Earnings per Share in calculating its basic and diluted loss per common share. Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted loss per share of common stock is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, options to purchase common stock, restricted stock subject to vesting, restricted stock units, warrants to purchase common stock and common shares underlying convertible debt instruments are considered to be common stock equivalents. In periods with a reported net loss, such common stock equivalents are excluded from the calculation of diluted net loss per share of common stock if their effect is anti-dilutive. For additional information regarding the loss per share (see Note 9).
Leases
The Company applies ASU, No. 2016-02, Leases (Topic 842), in accounting for operating lease arrangements.
At the inception of an arrangement, the Company determines whether the arrangement is, or contains, a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in the lease contract is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received.
Lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the Consolidated Balance Sheets as operating lease right-of-use assets, operating lease liability, current portion and operating lease liability, net of current portion.
Asset Acquisitions
The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.
For asset acquisitions, a cost accumulation model is used to determine the cost of an asset acquisition. Common stock, warrants and options issued as consideration in an asset acquisition are generally measured based on the acquisition date fair value of the equity interests issued. The Company refers to ASC 718 and utilizes a Black-Scholes Model to value the options and warrants issued is an asset acquisition and includes the fair value of such awards in the purchase consideration. Direct transaction costs are recognized as part of the cost of an asset acquisition. The Company also evaluates which elements of a transaction should be accounted for as a part of an asset acquisition and which should be accounted for separately. Consideration deposited into escrow accounts are evaluated to determine whether it should be included as part of the cost of an asset acquisition or accounted for as contingent consideration. Amounts held in escrow where we have legal title to such balances but where such accounts are not held in the Company's name, are recorded on a gross basis as an asset with a corresponding liability in our consolidated balance sheet. Unless an acquired asset is expensed at the date of acquisition, in accordance with other applicable GAAP, the cost of an asset acquisition, including transaction costs, are allocated to identifiable assets acquired and liabilities assumed based on a relative fair value basis. Goodwill is not recognized in an asset acquisition. Any difference between the cost of an asset acquisition and the fair value of the net assets acquired is allocated to the non-monetary identifiable assets based on their relative fair values. However, as of the date of acquisition, if certain assets are carried at fair value under other applicable GAAP the consideration is first allocated to those assets with the remainder allocated to the non-monetary identifiable assets based on a relative fair value basis.
Government Assistance
The Company adopted ASU 2021-10 Government Assistance on January 1, 2022. The Company accounts for the tax rebates received from the Australian Taxation Office ("ATO") under such guidance. The Company accounts for the rebates that it receives under the AusIndustry research and development tax incentive program under the income recognition model of IAS 20. Under this model, when there is reasonable assurance that the rebate will be received, the Company recognizes the income from the tax rebate as an offset to research and development expense during the period which the benefit applies to the research and development costs incurred. The total tax rebates received under the AusIndustry incentive program were $180,374 for the year ended December 31, 2023 related to incentives earned in the prior year and $34,189 for the year ended December 31, 2022. As of December 31, 2023 and 2022, the Company has recognized $540,604 and $179,687, respectively, in other current assets in its Consolidated Balance Sheets.
Foreign Currency Translation
The Company’s reporting currency and the functional currency of its foreign subsidiaries is the United States dollar. The local currencies of its foreign subsidiaries are the Canadian Dollar (“CAD”) or Australian dollar (“AUD”). Assets and liabilities are remeasured based on the exchange rates at the balance sheet date 0.7549 for the CAD, 0.6818 for the AUD as of December 31, 2023 and 0.7384 for the CAD and 0.6792 for the AUD as of December 31, 2022, while expense accounts are remeasured at the weighted average exchange rate for the period 0.7453 for the CAD and 0.6697 for the AUD for the year ended December 31, 2023 and 0.7361for the CAD and 0.6748 for the AUD as of December 31, 2022. Equity accounts are remeasured at historical exchange rates. The resulting remeasurement adjustments are recognized in general and administrative expenses in the consolidated financial statements.
During the years ended December 31, 2023 and 2022, the Company recorded foreign currency remeasurements of $61,767 and $63,717, respectively, which are reflected in general and administrative expenses in the accompanying Consolidated Statements of Operations.
Foreign currency gains and losses resulting from transactions denominated in foreign currencies are recorded in the Consolidated Statements of Operations. During the years ended December 31, 2023 and 2022, the Company recorded foreign currency transaction loss of $9,143 and gain of $3,352, respectively, which is reflected in the general and administrative expenses in the accompanying consolidated statement of operations.

Commitments and Contingencies
The Company follows ASC 440, Commitments and ASC 450, Contingencies, subtopic 450-20 to report accounting for contingencies and commitments respectively. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur.
The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.
If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Based upon information available at this time, management believes that the current litigation matter related to the Cunning lawsuit will have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows. Refer to Note 13 for additional information.
In accordance with ASC 450, Contingencies, subtopic 450-20, the Company does not reflect a contingency that may result in a gain until it is realized.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Account Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This ASU replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU 2016-13 as of January 1, 2023 and the adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures.
Recent Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. This ASU requires greater disaggregation of information about a reporting entity's effective tax rate reconciliation as well as information on income taxes paid. This ASU applies to all entities subject to income taxes and is intended to help investors better understand an entity’s exposure to potential changes in jurisdictional tax legislation and assess income tax information that affects cash flow forecasts and capital allocation decisions. This ASU is effective for annual periods beginning after December 15, 2024, with early adoption permitted. This ASU should be applied on a prospective basis although retrospective application is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. This

ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in this ASU should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures, and does not expect the standard will have a material impact on the Company’s consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity and improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods beginning after December 15, 2023 and interim periods within those annual periods and early adoption is permitted in fiscal periods ending after December 15, 2020. Upon implementation, the Company may use either a modified retrospective or full retrospective method of adoption. The adoption of ASU 2020-06 will, result in expanded disclosures around convertible instruments and remove the requirement to assess and record beneficial conversion features. The Company currently plans to adopt the provisions of this ASU on the effective date using a modified retrospective method of adoption.
3. Asset Acquisitions
BRB Acquisition
On August 18, 2023, the Company acquired 100% of Bird Rock Bio Sub, Inc. pursuant to an Agreement and Plan of Merger and Reorganization, dated August 15, 2023. The purpose of the acquisition was to acquire BRB's clinical asset, nimacimab, an antibody targeting the CB1 receptor, for development to treat obesity. Pursuant to the BRB Acquisition, the Company issued 3,872,184 shares of Skye common stock to the former preferred shareholders of BRB equal to $20,000,000 in base merger consideration priced at $5.16.
In addition, the former preferred shareholders of BRB were entitled to additional merger consideration for each dollar invested in the August 2023 PIPE Financing (Note 7). Because the August 2023 PIPE Financing and BRB Acquisition occurred contemporaneously and in contemplation of each other, in accounting for the transaction, the Company allocated the shares issued as additional merger consideration between the BRB Acquisition and PIPE Financing using a residual allocation method, whereby the fair value of the consideration transferred was first allocated to the monetary assets and August 2023 PIPE Financing proceeds with the remainder allocated to the IPR&D asset. As a result, 1,564,194 additional shares of common stock were allocated to the BRB Acquisition.

Below is a summary of the total consideration, assets acquired and the liabilities assumed in connection with the BRB Acquisition:

	August 18, 2023

Purchase consideration
Common stock	$21,609,586	(a)
Total consideration	$21,609,586

Assets acquired and liabilities assumed:
IPR&D asset	$21,215,214
Cash and cash equivalents	1,076,740
Prepaid expenses	4,800
Accounts payable	(73,473)
Other current liabilities	(613,695)
Total net assets acquired	$21,609,586
__________________
(a)Equal to the aggregate common shares issued of 5,436,378, multiplied by the Company's closing stock price of $3.975 as of August 18, 2023.
The cost to acquire the IPR&D asset related to nimacimab was expensed on the date of the BRB Acquisition as it was determined to have no future alternative use. Accordingly, costs associated with the BRB Acquisition to acquire the asset were expensed as incurred.
Acquisition of Emerald Health Therapeutics, Inc.
On May 11, 2022, the Company entered into an Arrangement Agreement, as amended on June 14, 2022, July 15, 2022 and October 14, 2022 (the “Arrangement Agreement”) with Emerald Health Therapeutics, Inc., a corporation existing under the laws of the Province of British Columbia, Canada (“EHT”), pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) (the “EHT Acquisition”). On November 10, 2022, the Company completed the EHT Acquisition and each share of EHT common stock outstanding immediately prior to the effective time of the EHT Acquisition was transferred to the Company in exchange for 1.95 shares of the Company's common stock (the “Exchange Ratio”).
The Company evaluated the accounting for the transaction and accounted for the EHT Acquisition as an asset acquisition due to the wind-down state of EHT. The primary purpose of the EHT Acquisition was to utilize EHT's remaining cash and cash equivalents and liquidate the primary real estate asset owned by EHT in order to fund the Company's operations. To account for the Acquisition, the Company measured the equity interests issued on the Closing Date (including the value of the options and warrants rolled over) and accumulated the direct costs attributable to the Acquisition.
Upon closing the EHT Acquisition, the Company acquired net assets with an estimated fair value of $15,045,412. The fair value of the consideration was allocated on a relative fair value basis to the “qualifying assets” in the EHT Acquisition and any excess in the fair value of the assets initially reduced the value of the qualifying assets before reducing the value of the assets held for sale. The only qualifying asset identified in the EHT Acquisition was AVI. The fair value of AVI at the time of Acquisition was $1,536,275 and the value attributable to AVI was fully eliminated in the Acquisition accounting . As of December 31, 2023 the Company has divested both of EHT's former operating entities and as of January 15, 2024, the divestiture of substantially all of EHTs assets, including the real estate held by AVI, is complete.
Upon the Closing Date of the EHT Acquisition, the Company issued each EHT shareholder 1.95 shares of Skye common stock, for each share of EHT common stock outstanding as of the Closing Date. On November 10, 2022, the Company issued 1,665,083 shares of stock as consideration in the EHT Acquisition and no fractional shares of

Skye Common Stock were issued. For U.S. and Canadian federal income tax purposes, the EHT Acquisition constitutes a taxable exchange by the EHT shareholders. In addition, all outstanding stock options and warrants of EHT were exchanged for replacement options and warrants of Skye with identical terms, as adjusted in accordance with the Exchange Ratio.
Below is a summary of the total consideration, assets acquired and the liabilities assumed in connection with the Acquisition:

	November 10, 2022
Purchase consideration
Common stock	$9,574,222	(a)
EHT rollover stock options	105,929	(b)
EHT rollover warrants	203,515	(c)
Transaction costs	1,552,490	(d)
Total consideration	$11,436,156

Assets acquired and liabilities assumed:
Cash and cash equivalents	$6,784,057
Accounts receivable	14,375
Prepaid Expenses	4,227
Assets held for sale	6,610,662	(e)
Related party loan	680,901	(f)
Other current assets	356,961	(g)
Accounts payable	(909,048)
Short term liability	(557,010)	(h)
Payroll liabilities	(577,421)
Insurance premium loan payable	(89,851)
Tax liabilities	(158,858)
Other current liabilities	(722,839)	(i)
Total net assets acquired	$11,436,156
a.Common Stock, The Company issued 1,665,083 shares of common stock at $5.75 per share for an aggregate fair value of $9,574,222.
b.EHT Rollover Stock Options, The estimated fair value of options issued as consideration in the EHT Acquisition was $105,929 and 33,132 SKYE options were issued after applying the Exchange Ratio. The assumptions to value these options were as follows (see Note 8):

November 10, 2022
Dividend yield	0.00%
Volatility	76.61 - 126.45%
Risk-free interest rate	3.51 - 4.56%
Expected term (years)	0.02 - 4.83
c.EHT Rollover Warrants, The estimated fair value of warrants issued as consideration for the Acquisition was $203,515 and 243,781 SKYE warrants were issued after applying the Exchange Ratio.

The assumptions used to value these warrants are as follows:

November 10, 2022
Dividend yield	0.00%
Volatility	102.9-114.6%
Risk-free interest rate	4.29-4.53%
Expected term (years)	0.56-2.27
d.Transaction Costs, The Company incurred aggregate transaction costs of $1,945,140 in connection with the Acquisition, of which $341,629 were expensed, $1,552,490 were considered part of the transaction consideration and $25,511, represented equity issuance costs, which were included as an offset to equity.
e.Assets held for sale, The Company acquired assets related to EHT and its subsidiaries which are considered held for held for sale in the amount of $6,610,662. This amount is primarily composed of the following balances:
i.The adjusted fair value of the VDL assets held for sale of $8,540,732, net of direct liquidation costs of $390,241, which includes legal costs, advisory fees and other professional fees. In addition, the VDL assets were further reduced by $2,072,981 as a result of the relative fair value allocation. The resulting carrying value of the asset recorded by the Company is $6,467,751.
ii.The Company acquired deposits related to utilities for EHT's subsidiaries held for sale. The fair value of these deposits at the time of acquisition is $23,910.
iii.The Company has acquired the value of EHTC's Health Canada license which was transferred with the sale of EHTC (See Divestiture of Emerald Health Therapeutics Canada, Inc. below). The value of the license at the time of the acquisition was $91,700.
iv.The Company acquired prepaid expenses related to entities held for sale of $27,301.
f.Related party loan, on October 17, 2022, the Company and EHT entered into a loan agreement pursuant to which EHT loaned the Company $700,000 in accordance with the terms of a promissory note. Upon closing the Acquisition, the loan was offset by the balance due to Skye under the consulting agreement. The net related party loan balance was $680,901 as of the closing of the Acquisition. After the closing of the EHT Acquisition, this balance eliminates in consolidation.
g.Other current assets, The Company acquired other current assets related to EHT and its subsidiaries which are considered held for held for sale in the amount of $356,961. This amount is primarily composed of the following balances:
i.The Company acquired deposits related to EHT's excise tax bonds of $252,418. As a condition of the EHTC and VDL stock purchase agreements it is expected that the cash value of these bonds will be received upon transfer of the Health Canada licenses to the purchasers of EHTC and VDL.
ii.The Company acquired an open receivables balance of $104,543 made up of a balance due from the buyer of VDL, a former customer of EHT's of $75,396. Additionally, this balance includes a property tax refund due of $29,147.
h.Short-term liability EHT received an upfront deposit of $557,010 for the sale of VDL,
i.Other current liabilities, The Company acquired liabilities related to EHT and its subsidiaries which are considered in the amount of $722,839. This amount is primarily composed of the following balances:
i.The Company acquired an outstanding accrued liabilities balance of $587,139. The majority of the balance includes estimated late fees related to late tax filings.

ii.In accordance with ASC 450, the Company has recorded a contingent liability related credits due to customers of EHT's former operations. At the time of the EHT Acquisition, this liability was estimated at $135,700.
Divestiture of Emerald Health Therapeutics Canada, Inc.
On December 28, 2022, approximately six weeks after the EHT Acquisition, the Company entered into a Share Purchase Agreement (“SPA”) with a third-party whereby the Company transferred all of its outstanding and fully paid, non-assessable 11,776,338 shares of common stock (the "EHTC Common Shares"), all of which were held by EHT with no par value, for the total purchase price of $110,759. The purchase price also includes the transfer of two licenses issued by Health Canada. EHTC was classified as an asset acquisition and did not meet the criteria of a business at the of EHT Acquisition, and was considered held for sale at the time of EHT Acquisition. Therefore, the sale of EHTC is determined to be treated as the sale of an asset to a third-party due to the discontinued state of the business at the date of divestment. No gain or loss related to the divestiture of EHTC was recorded.
Divestiture of VDL
On November 10, 2022, EHT and C3, a third-party, entered into the Verdélite SPA, as amended, effective November 8, 2022, pursuant to which C3 would acquire all of the outstanding shares of VDL, the holder of EHT's most significant real estate asset.
On February 9, 2023, upon closing the transactions contemplated by the Verdélite SPA, the Company sold all of the outstanding shares of VDL for an aggregate purchase price of approximately $9,451,233. Prior to closing the EHT Acquisition, EHT received a $557,705 cash deposit, which was considered in the sale as of the closing date. Upon closing, the Company received gross proceeds, net of legal and advisory fees as of the closing date, of $5,532,266. The remainder of the purchase price will be paid as follows: (i) $370,350 will be payable in five (5) equal monthly installments payable on the last day of each month beginning on December 31, 2023, and ending April 30, 2024, with interest in accordance with the terms of the Verdélite SPA and (ii) $2,777,625 will be payable in three (3) equal installments on each of the 18-month, 30-month, and 42-month anniversaries of the VDL Closing Date, with interest in accordance with the terms of the Verdélite SPA. The Company recognized the sale of VDL when control transferred on February 9, 2023. In accordance with recognition guidance, the Company has determined to fully reserve for the remaining receivables and will record a gain on the sale when additional cash payments are received. For the year ended December 31, 2023, the Company has recorded a loss on sale of asset of $307,086 in other expense based on the difference between the carrying amount of the assets sold and the net cash proceeds.
4. Prepaid Expenses, Other Current Assets and Other Current Liabilities
Prepaid expenses consist of the following:

	As of December 31
	2023	2022
Prepaid clinical expenses	$292,352	$646,072
Total other prepaid expenses	132,907	134,735
	$425,259	$780,807

Other current assets consist of the following:

	As of December 31
	2023	2022
AusIndustry incentive	$540,604	$179,687
Vendor deposits	172,439	101,386
Excise Tax Bonds	125,784	74,121
Other tax receivables	32,458	—
Other current assets	17,644	126,394
	$888,929	$481,588
Other current liabilities consist of the following:

	As of December 31
	2023	2022
Research and development costs	$467,784	$40,597
Legal expenses	258,213	227,350
EHT Acquisition related liabilities	180,897	369,111
Consulting fees	47,400	—
Professional fees	22,068	86,682
Insurance loan payable	—	55,451
Deposit - Verdélite SPA	—	553,800
Other accrued liabilities	22,190	89,454
	$998,552	$1,422,445
5. Warrants and Derivative Liabilities
There are significant judgements and estimates inherent in the determination of the fair value of the Company’s warrants. These judgements and estimates include assumptions regarding the Company’s future operating performance and the determination of the appropriate valuation methods. If the Company had made different assumptions, the fair value of the warrants could have been significantly different (See Note 2).

Warrants
Warrants vested and outstanding as of December 31, 2023 are summarized as follows:

Source	Exercise Price	Remaining Term (Years)	Number of Warrants Outstanding
2015 Common Stock Warrants	1,250.00	1.32	400
2016 Common Stock Warrants to Service Providers	287.50	2.84	160
2019 Common Stock Warrants	87.50	0.89	32,000
2020 Common Stock Warrants to Placement Agent	20.00	1.58	32,668
2021 Inducement Warrants	37.50	2.57	84,667
2021 Inducement Warrants to Placement Agent	47.00	2.57	5,927
2021 Common Stock Warrants	22.50	2.75	311,113
2021 Common Stock Warrants to Placement Agent	27.50	2.75	21,778
2022 Common Stock Warrants to Service Provider	10.00	0.25	8,000
November 2019 EHT Common Stock Warrants*	72.25	0.92	34,213
December 2019 EHT Common Stock Warrants*	37.75	1.00	3,783
February 2020 EHT Common Stock Warrants*	37.25	1.11	80,694
August 2023 Convertible Note Common Stock Warrants	5.16	9.64	340,000
August 2023 PIPE Financing Common Stock Warrants	5.16	9.64	2,325,537
Total warrants outstanding as of December 31, 2023			3,280,940
*Replacement warrants issued on November 10, 2022 in conjunction with the Acquisition (see Note 3).
As of December 31, 2023, all of the Company's warrants are fully vested.
August 2023 PIPE Financing Common Stock Warrants
In connection with the PIPE Financing (Note 7), the Company issued 2,325,537 common stock warrants. The warrants were equity classified at issuance and $4,784,894 of the gross proceeds from the PIPE Financing were allocated to the common stock warrants on a relative fair value basis. The warrants vested immediately and the fair value of $7,881,972 was determined using the Black-Scholes Merton option pricing model with the following assumptions:

August 18, 2023
Dividend yield	0.00%
Volatility factor	87.88%
Risk-free interest rate	4.26%
Expected term (years)	10.00
Underlying common stock price	$5.16
August 2023 Convertible Note Common Stock Warrants
In connection with the Convertible Note (See Note 6), the Company issued 340,000 common stock warrants. The warrants were equity classified at issuance and $931,576 of the gross proceeds from the Convertible Note were allocated to the common stock warrants on a relative fair value basis. The warrants vested immediately and the fair value of $1,144,886 was determined using the Black-Scholes Merton option pricing model with the following assumptions:

August 18, 2023
Dividend yield	0.00%
Volatility factor	87.88%
Risk-free interest rate	4.26%
Expected term (years)	10.00
Underlying common stock price	$5.16
February 2023 Sciences Warrant Exercises
Effective February 16, 2023, Company and Sciences entered into a Master Transaction Agreement (the "MTA"). Under the MTA, Sciences agreed to exercise 66,566 common stock warrants at $4.25 per share (the "MTA Warrants"). Under the MTA, the parties agreed that the aggregate proceeds from the exercise of the MTA Warrants of $282,906 was to be paid through a reduction of the Amended Credit Agreement owed by the Company to Sciences (Note 6). On February 22, 2023, the Company issued 66,566 shares of common stock to Sciences in connection with the exercise of the MTA Warrants (Note 7).
November 2022 Sciences Warrant Repricing
On November 17, 2022, the Company entered into an Amendment and Acknowledgement Agreement (the "Amendment Agreement") with Sciences. Under the terms of the Amendment Agreement, the exercise prices of all the outstanding Sciences Multi-Draw Credit Agreement Warrants and the December 2019 EHT Common Stock Warrants were repriced to $4.25. Refer to Note 6 for further information on the Amendment Agreement.
The Company accounted for the repricing of the warrants as a modification by comparing the fair value of the warrants immediately before and after the modification date to determine the incremental fair value of the repricing. The aggregate modified fair value of $150,851 resulted in an increase in fair value of $120,228. The Company recorded the incremental fair value as a finance charge to other expense in the Consolidated Statements of Operations for the year ended December 31, 2023. On the date of modification, the Company revalued the warrants with a Black-Scholes valuation method using the following assumptions as of the repricing date:

November 17, 2022
Dividend yield	0.00%
Volatility factor	97.53 - 115.96%
Risk-free interest rate	4.40 - 4.67%
Expected term (years)	0.96 - 2.12
Underlying common stock price	$4.25
EHT Rollover Warrants
On November 10, 2022, the Company issued equity classified replacement warrants with a fair value of $203,515 in exchange for all outstanding warrants of EHT adjusted in accordance with the Exchange Ratio. The replacement warrants were exchanged with identical terms, including exercise prices, vest terms, and expiration dates (see Note 3).
2022 Common Stock Warrants Issued to a Service Provider
On April 1, 2022, the Company granted 8,000 equity classified warrants with a fair value of $35,688 to a service provider at an exercise price of $10.00 per share. The warrants vest monthly over one year and expire on April 1, 2024. Refer to Note 8 for the summary of stock-based compensation expense.

As of the date of grant, the Company valued the warrants with a Black-Scholes valuation method using the following assumptions:

April 1, 2022 Date of Issuance
Dividend yield	0.00%
Volatility factor	118.46%
Risk-free interest rate	1.92%
Expected term (years)	1.27
Underlying common stock price	$9.25
Derivative Liability
During the year ended December 31, 2023, the warrant shares underlying the Emerald Financing Warrant Liability expired unexercised and the decrease in fair value during the year ended December 31, 2023 was nominal.
The following table summarizes the activity of the derivative liability for the period indicated:

	Year Ended December 31, 2022
	December 31, 2021 , Fair Value of Derivative Liabilities	Fair Value of Derivative Liabilities Issued	Change in Fair value of Liability	Reclassification of Derivatives to Equity	December 31, 2022, Fair Value of Derivative Liabilitiy
Emerald Financing - warrant liability	59,732	—	(59,729)	—	3
Total derivative liability	$59,732	$—	$(59,729)	$—	$3
Emerald Financing Warrant Liability
The Emerald Financing Warrants were issued during 2018 in connection with the Emerald Financing, and originally contained a price protection feature. In connection with the August 2020 Financing, the exercise price was permanently set to $25.00. The warrants contain a contingent put option if the Company undergoes a subsequent financing that results in a change in control. The warrant holders also have the right to participate in subsequent financing transactions on an as-if converted basis.
The Company reviewed the warrants for liability or equity classification under the guidance of ASC 480-10, Distinguishing Liabilities from Equity, and concluded that the warrants should be classified as a liability and re-measured to fair value at the end of each reporting period. The Company also reviewed the warrants under ASC 815, Derivatives and Hedging/Contracts in Entity’s Own Equity, and determined that the warrants also meet the definition of a derivative. With the assistance of a third party valuation specialist, the Company valued the warrant liabilities utilizing the Monte Carlo valuation method pursuant to the accounting guidance of ASC 820-10, Fair Value Measurements. Beginning March 31, 2021, the Company changed its valuation model for the Emerald Financing Warrant Liability to a Black-Scholes valuation method, as it was determined that a more simplistic model such as the Black-Scholes valuation method yields a substantially similar result as a Monte Carlo simulation due to the Company's current assumptions.

The warrant liability is valued at the balance sheet dates using the following assumptions:

December, 31, 2022
Dividend yield	—%
Volatility factor	140.83%
Risk-free interest rate	4.21%
Expected term (years)	1.13
Underlying common stock price	$4.00
6. Debt
The Company’s convertible debt consists of the following:

	As of December 31,
	2023	2022
Total principal value of convertible note - related party, net of debt discount	$5,000,000	$—
Total principal value of convertible multi-draw credit agreement - related party	—	1,848,375
Unamortized debt discount	(610,749)	—
Unamortized debt issuance costs	(17,253)	—
Carrying value of total convertible debt—related party	$4,371,998	$1,848,375
Convertible Note - Related Party
On August 15, 2023, the Company entered into a Secured Note and Warrant Purchase Agreement with MFDI, LLC (“MFDI”), pursuant to which the Company issued to MFDI a $5,000,000 secured convertible promissory note (the "Convertible Note") and a warrant to purchase 340,000 shares of common stock on August 18, 2023 (the "Convertible Note Financing") (Notes 5 & 12). The Convertible Note bears interest at a rate of 10% per annum and matures on August 18, 2024, unless earlier repurchased or converted. The Convertible Note may be converted at any time and the conversion price is fixed at $5.16. Accrued interest will be payable quarterly within 30 days of the last day of each calendar quarter. The Company may prepay the principal or interest outstanding under the Note at any time without penalty.
In accounting for the Convertible Note, the Company allocated $4,068,424 in proceeds to the debt host and $931,576 in proceeds to the freestanding warrants based on relative fair value. The debt discounts of $931,576 and $26,316 related to the warrants, and debt issuance costs, respectively, are being amortized over the term of the Convertible Note using the effective interest rate method. Amortization of the debt discount is recognized as non-cash interest expense in Other expense within the Consolidated Statements of Operations. In addition, the Company recorded $6,026 in equity issuance costs as a deduction to additional paid in capital in the Statements of Stockholders' Deficit.
For the year ended December 31, 2023, the effective interest rate on the Convertible Note was 31.39%, the remaining amortization period on the debt was 0.63 years and the fair value of the underlying conversion shares did not exceed the carrying value of the debt at December 31, 2023.
Bridge Loan
On July 24, 2023, the Company entered into a loan agreement in the principal amount of $250,000 (the “Bridge Loan”) with MFDI, LLC. The Bridge Loan was obtained in order to provide bridge financing for the operations of the Company until it completed the BRB Acquisition. Concurrent with the closing of the BRB Acquisition, August 2023 PIPE Financing and Convertible Note Financing, the Bridge Loan was cancelled and converted into an investment in the August 2023 PIPE Financing (Note 7). All interest and rights related to the Bridge Loan were concurrently cancelled.

Multi-Draw Credit Agreement- Related Party
On October 5, 2018, the Company entered into the Credit Agreement with Sciences, a related party (Note 12). Between April 29, 2020 and March 29, 2021, the Company and Sciences entered into a series of Amendments until the disbursement line was closed on September 15, 2021 (the "Amended Credit Agreement"). The amendments were considered a modifications for accounting purposes.
On November 17, 2022, the Company entered into Amendment No. 4 with Sciences. Under the terms of Amendment No. 4, the parties agreed that the Company would prepay 25% of the outstanding principal amount equal to $616,125, plus all accrued interest of $328,737 through the date of the Amendment No. 4. In addition, the Amended Credit Agreement was amended to extend the maturity date to the earlier of December 30, 2022, or the Termination Date (as such term is defined in the Credit Agreement) and the parties agreed to use good faith efforts to enter into a customary piggyback registration rights agreement. In exchange for the extension, the Company agreed to reprice all of the outstanding Sciences warrants to $4.25 per share (Note 5).
On December 30, 2022, the Company entered into Amendment No. 5 to the Amended Credit Agreement to extend the maturity date to the earlier of (a) five business days after the closing of the sale of VDL (b) February 28, 2023 or (c) the Termination Date (as such term is defined in the Amended Credit Agreement). The terms of the Amended Credit Agreement provided that convertible advances and unpaid interest may be converted into common stock at the applicable fixed conversion price of the underlying advance, subject to customary adjustments for stock splits, stock dividends, recapitalizations, etc. Effective February 16, 2022, upon entering the MTA, the remaining principal balance plus accrued interest was offset by the aggregate exercise price of $282,906 from the exercise of the MTA Warrants (Note 5) and the Company induced conversion by reducing the conversion price of the Amended Credit Agreement from $100.00 to $9.65. The remaining balance of $1,597,236 was converted into 165,517 shares of common stock of the Company. In connection with the induced conversion, the Company recorded a debt conversion inducement expense of $1,383,285 equal to the fair value of the incremental shares issued upon conversion.
Following the issuance of shares described above, the Amended Credit Agreement was terminated in its entirety per the terms of the MTA. Additionally, under the MTA, Sciences agreed to use its best efforts to transfer all of the common stock of the Company held by Sciences to its shareholders on a pro-rata basis at or immediately prior to the Company's listing to a nationally recognized stock exchange, subject to compliance with applicable securities laws.
For the years ended December 31, 2023 and 2022, the effective interest rate related to the convertible portion of the Amended Credit Agreement was 0.00% and 29.20%, respectively. As of December 31, 2022, the debt discount on the convertible advances was fully amortized.
Insurance premium loan payable
On February 28, 2023, the Company entered into an annual financing arrangement for a portion of its Directors and Officers Insurance Policy (the “D&O Insurance”) with First Insurance Funding in an amount of $203,884. The loan is payable in equal monthly installments of $23,374, matures on January 31, 2024, and bears interest at a rate 4.24% per annum. As of December 31, 2023 a total of $21,238 remains in prepaid expenses and the loan has been repaid.
On February 28, 2022, the Company entered into an annual financing arrangement for a portion of its Directors and Officers Insurance Policy with First Insurance Funding in an amount of $275,537. The loan is payable in equal monthly installments of $31,150, matures on January 31, 2023 and bears interest at a rate 4.17% per annum. As of December 31, 2022, a total of $22,961 remains in prepaid expenses and the loan has been repaid.

Interest Expense
The Company’s interest expense consists of the following:

	Year Ended December 31,
	2023	2022
Related party interest expense – stated rate	$202,254	$169,640
Insurance premium loan payable – stated rate	6,485	5,896
Legal judgment interest expense	234,750	—
Bond premium	59,929	—
Premium on irrevocable letter of credit	69,861	—
Other interest expense	3,100	—
Non-cash interest expense:
Amortization of debt discount	320,828	488,238
Amortization of transaction costs	9,063	1,359
	$906,270	$665,133
7. Stockholders’ Equity and Capitalization
The Company reserved shares of common stock, on an as-if converted basis, for issuance as follows:

	Year Ended December 31,
	2023	2022
Options issued and outstanding	498,298	171,980
Awards available for grant under the 2014 Plan	487,672	169,099
Shares for issuance under our equity incentive plan	112,000	112,000
Restricted stock unit awards issued and outstanding	847,777	10,665
Unreleased restricted stock awards issued to a service provider	5,000	—
Common stock underlying the Amended Credit Agreement	—	18,642
Common stock underlying the Convertible Note - Related Party	968,973	—
Warrants issued and outstanding	3,280,940	788,539
	6,200,660	1,270,925
Increase to Authorized Shares of Capital Stock
On November 6, 2023, the Company increased its authorized shares of common stock to 100,000,000.
Common Stock Issuance
BRB Acquisition
On August 18, 2023, the Company issued an aggregate of 5,436,378 shares of common stock in connection with the BRB Acquisition (Note 3).
August 2023 PIPE Financing
Concurrent with the BRB Acquisition and Convertible Note Financing, on August 15, 2023, the Company entered into the August 2023 PIPE Financing, pursuant to which on August 18, 2023, the Company issued an aggregate of 2,989,981 shares of common stock and accompanying warrants to purchase up to 2,325,537 shares of common stock (the "August 2023 PIPE Financing Common Stock Warrants" - Note 5) for an aggregate purchase price of $12,000,000. The August 2023 PIPE Financing was priced at $5.16 per share based on the 60-day volume-

weighted average share price preceding August 15, 2023. The two lead investors in the PIPE Financing were also former preferred shareholders of BRB. As an incentive to participate in the August 2023 PIPE Financing, the Agreement and Plan of Merger and Reorganization with BRB entitled each BRB stockholder participating in the August 2023 PIPE Financing an additional share of common stock for every share of common stock purchased in the PIPE Financing. As a result, the two former BRB preferred shareholders who participated in the August 2023 PIPE Financing were issued an additional 2,228,638 shares of common stock. Because the PIPE Financing and BRB Acquisition occurred contemporaneously and in contemplation of one another, the Company allocated 664,444 of the common shares issued in the BRB Acquisition to the August 2023 PIPE Financing (Note 3).
In connection with the August 2023 PIPE Financing, the Company incurred $265,053 in direct equity issuance costs for net proceeds of $11,734,947.
Stock Issued for Services
On November 1, 2023, the Company released 5,000 shares of common stock to a service provider (Note 8).
On March 2, 2022, the Company released 600 shares of common stock to a service provider (Note 8).
EHT Acquisition
On November 10, 2022, the Company issued 1,665,083 shares of common stock to EHT shareholders at a 1.95 conversion rate as consideration in the EHT Acquisition (Note 3).
Warrant Exercises
During the December 31, 2023, 66,566 of the outstanding stock warrants held by Sciences in conjunction with the MTA, with an intrinsic value of $332,830 were exercised in exchange for 66,566 shares of common stock for proceeds of $282,906 which were applied to the balance of the Amended Credit Agreement (Note 6).
During the year ended December 31, 2022, 78,667 pre-funded warrants with an intrinsic value of $1,178,033 were exercised in exchange for 78,667 shares of common stock for proceeds of $1,967. As of December 31, 2023 all of the pre-funded warrants from the September 2021 Financing have been exercised.
Induced Conversion of Amended Credit Agreement
During the year ended December 31, 2023, the Company issued 165,517 shares of common stock to Sciences. The shares were issued in conjunction with the MTA, in exchange for the remaining principal balance plus accrued interest less the aggregate exercise price of $282,905 from the exercise of the MTA Warrants in the amount of $1,597,236 at a conversion price of $9.65 (Note 6).
Restricted Stock Units Released
On December 14, 2023, the Company released 5,333 restricted stock units that had vested to executives of the Company (Note 8).
On December 14, 2022, the Company released 5,333 restricted stock units that had vested to executives of the Company (Note 8).
8. Stock-Based Compensation
Stock Incentive Plan
On October 31, 2014, the Board approved the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”). The 2014 Plan authorizes the issuance of awards including stock options, stock appreciation rights, restricted stock, stock units and performance units to employees, directors, and consultants of the Company.
On June 14, 2022, the Board approved the 2014 Amended and Restated Omnibus Incentive Plan (the “2014 Amended and Restated Plan”) which replaced the 2014 Plan in its entirety. The 2014 Amended and Restated Plan, among other things, fixed the number of shares that can be issued under the plan to 364,879, provided that each January 1 beginning in 2023 and ending on (and including) January 1, 2032 the number of shares will increase by 5% of the outstanding shares of Common Stock as of the prior December 31, unless the Board of Directors of the Company decides to a lesser increase.
On September 30, 2022, the Amended and Restated 2014 Plan was approved by the shareholders. The 2014 Amended and Restated Plan authorizes the issuance of awards including stock options, stock appreciation rights, restricted stock, stock units and performance units to employees, directors, and consultants of the Company.
On September 29, 2023, the Board and Majority Stockholders adopted and approved Amendment No. 1 to the 2014 Amended and Restated Plan. Amendment No. 1 to the 2014 Amended and Restated Plan became effective on November 6, 2023. The 2014 Amended and Restated Plan was amended to increase the number of shares of the Company’s common stock authorized for issuance under the Plan by 1,299,297 to an aggregate pool of 1,846,883, while retaining the automatic share replenishment feature.
The Company has reserved shares for issuance under our equity incentive plan upon share option exercise. As of December 31, 2023, the Company had 487,672 shares available for future grant under the 2014 Plan.
As of December 31, 2023, the shares available for future grant under the 2014 Amended and Restated Plan are as follows:

Shares Available for Grant
Available as of December 31, 2022	169,099
Share pool increase	1,482,003
Forfeited	24,448
Cancelled	37,789
RSU releases	5,333
RSU grants	(842,445)
Option grants	(388,555)
Available as of December 31, 2023	487,672
Stock Options
Options granted under the 2014 Amended and Restated Plan expire no later than ten years from the date of grant. Options granted under the 2014 Amended and Restated Plan may be either incentive or non-qualified stock options. For incentive and non-qualified stock option grants, the option price shall be at least 100% of the fair value on the date of grants, as determined by the Company’s Board of Directors. If at any time the Company grants an option, and the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant.
Options granted under the 2014 Amended and Restated Plan may be immediately exercisable if permitted in the specific grant approved by the Board of Directors and, if exercised early may be subject to repurchase provisions. The shares issued generally vest over a period of one to four years from the date of grant.

The following is a summary of option activities under the Company’s 2014 Amended and Restated Plan for the year ended December 31, 2023:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value*
Outstanding, December 31, 2022	171,980	$45.00	7.14	$—

Granted	388,555	3.49
Forfeited	(37,789)	116.95
Cancelled	(24,448)	10.28
Outstanding, December 31, 2023	498,298	$8.96	7.24	$20,441
Exercisable, December 31, 2023	145,502	$19.88	7.24	$1,276
Vested and expected to vest, December 31, 2023	498,298	$8.96	8.86	$20,441
_______________
*The aggregate intrinsic value is the sum of the amounts by which the quoted market price of the Company’s stock exceeded the exercise price of the stock options at December 31, 2023 for those stock options for which the quoted market price was in excess of the exercise price ("in-the-money options").
The weighted-average grant-date fair value of stock options granted for the years ended December 31, 2023 and 2022, excluding EHT rollover options issued related to the EHT Acquisition, was $2.95 and $10.00, respectively. The total fair value of the stock options that vested during the years ended December 31, 2023 and 2022 was $512,470 and $466,263, respectively.
The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model under the following assumptions:

	Year Ended December 31,
	2023	2022
Dividend yield	0.00%	0.00%
Risk-free interest rate	3.86-4.61%	2.89-3.60%
Expected term (years)	5.27-6.08	5.00-6.08
Volatility	87.93-127.00%	126.27-132.58%
In connection with the EHT Acquisition, the Company issued a total of 33,131 stock options to EHT option holders on November 10, 2022 (Note 3). The exercise price and rollover option shares were adjusted by the Exchange Ratio at the Acquisition date and retain the vest periods as originally issued.
Restricted Stock Units
On December 14, 2021, the Company granted restricted stock units (“RSUs”) to its executive management team. The RSUs cliff vest 33% per year on the anniversary of the grant date over a three year period.
On August 25, 2023, the Company granted RSUs to its executive management team and to certain members of the Board with market and performance based conditions. The RSUs are eligible to vest subject to the achievement and attainment of certain market capitalization target goals (market-based conditions) or the achievement of a successful exit (a performance-based condition); provided, however, that no RSUs shall vest until the Compensation Committee of the Board determines that shares can be sold into the market to cover withholding tax obligations associated with the vesting of the RSUs.

The following is a summary of restricted stock unit activity during the year ended December 31, 2023:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested, December 31, 2022	10,665	$14.43
Granted	842,445	3.59
Released	(5,333)	14.43
Unvested, December 31, 2023	847,777	$3.66
The Company used the Monte Carlo Simulation model to evaluate the derived service period and fair value of awards with market and performance conditions, including assumptions of historical volatility and risk-free interest rate commensurate with the vesting term.
The fair value of the Company's performance-based RSUs were estimated on the date of grant under the following assumptions:

Year Ended December 31, 2023
Dividend yield	0.00%
Volatility factor	87.4- 87.9%
Risk-free interest rate	4.21- 4.54%
Derived service periods (years)	0.81 - 3.11
During the first quarter of 2024, the first three market based conditions of the RSUs were met.
Awards Granted Outside the 2014 Amended and Restated Plan
During the year ended December 31, 2023, the Company granted shares of common stock to a non-employee consultant for investor relations services. Half of the shares were issued upon entering each service contract and the remaining half will be issued on October 31, 2024, unless the agreement is earlier terminated.
The following is a summary of restricted stock activity outside of the 2014 Amended and Restated Plan during the year ended December 31, 2023:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested, December 31, 2022	—	$—
Granted	10,000	1.55
Released	(5,000)	—
*Unvested, December 31, 2023	5,000	$1.55

Stock-Based Compensation Expense
The Company recognizes stock-based compensation expense using the straight-line method over the requisite service period. The Company recognized stock-based compensation expense, including compensation expense for warrants with vesting provisions issued to a service provider (Note 5), and the RSUs discussed above, in its Consolidated Statements of Operations as follows:

	Year Ended December 31,
	2023	2022
Research and development	$188,886	$77,965
General and administrative	798,624	530,234
	$987,510	$608,199
The total amount of unrecognized compensation cost was $3,955,054 as of December 31, 2023. This amount will be recognized over a weighted-average period of 7.19 years.
2022 Employee Stock Purchase Plan
In June 2022, the Company's board of directors approved the 2022 Employee Stock Purchase Plan (the "ESPP"). Under which the Company will offer eligible employees the option to purchase common stock at a 15% discount to the lower of the market value of the stock at the beginning or end of each participation period under the terms of the ESPP. Total individual purchases in any year are limited to 15% of compensation. The ESPP was approved by the Company's stockholders on September 30, 2022. As of December 31, 2023, no shares were issued under the ESPP.
9. Loss Per Share of Common Stock
The following tables are a reconciliation of the numerators and denominators used in the calculation of basic and diluted net loss per share computations:

	For the Year Ended December 31, 2023
	Loss (Numerator)	Shares (Denominator)	Per-Share Amount
Net loss	$(37,644,784)

Basic EPS and diluted EPS
Net loss available to common stockholders	(37,644,784)	7,006,038	$(5.37)

	For the Year Ended December 31, 2022
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net loss	$(19,481,602)

Basic EPS and diluted EPS
Net loss available to common stockholders	(19,481,602)	2,221,080	$(8.77)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have been anti-dilutive:

	Year Ended December 31,
	2023	2022
Stock options	498,298	171,980
Unvested restricted stock units	847,777	10,665
Unvested restricted stock (service provider)	5,000	—
Common shares underlying convertible debt	968,973	18,642
Warrants	3,280,940	788,539
Total	5,600,988	989,826
10. Income Taxes
The components of loss before the income tax provision consist of the following:

	Year Ended December 31,
	2023	2022
United States	$(25,799,330)	$(18,801,570)
Foreign	(11,841,854)	(673,291)
Pre-tax loss and comprehensive loss from operations	$(37,641,184)	$(19,474,861)
The components of the income tax expense consisted of the following:

	Year Ended December 31,
Current income tax expense	2023	2022
Federal	$—	$—
State	3,600	6,741
Foreign	—	—
Total current income tax expense	$3,600	$6,741
The Company is subject to taxation in the United States, various states, Australia, and Canada. The Company’s tax years for 2020 (federal), 2019 (States), 2019 (Australia) and 2019 (Canada) and forward are subject to examination by the United States, state, Australian, and Canadian tax authorities. However, to the extent allowed by law, the taxing authorities may have the right to examine periods where NOLs and credits were generated and carried forward and make adjustments up to the amount of the NOL and credit carryforwards.  The Company is not currently under examination by any jurisdiction.
At December 31, 2023, the Company had federal and state NOLs aggregating $110,288,344 and $113,806,359, respectively. If not used, $46,622,953 of Federal NOLs and $113,678,291 of state NOLs will begin to expire in 2031, $63,665,391 of federal NOLs and $128,068 of state NOLs will carry forward indefinitely subject to an 80% limitation against taxable income. At December 31, 2023, the Company had Australia NOLs aggregating $233,321 which do not expire and $43,762,031 of Canadian NOLS which begin to expire in 2024.
At December 31, 2023, the Company had Canadian capital loss carryforwards of approximately $64,743,505 which may be carried forward indefinitely.
At December 31, 2023, the Company had federal and California research credit carryforwards of $3,480,111 and $2,073,709, respectively. The federal research credit carry forwards will begin to expire in 2027, unless previously utilized. The California research credits will carry forward indefinitely. The Company’s NOLs and research credit carryforwards are subject to a reserve. Additionally, the Company had Canadian SR&ED credits as of December 31, 2023 of $940,180 which may be carried forward indefinitely.
Utilization of the domestic NOL's and research credits could be subject to a substantial annual limitation due to ownership change limitations that may have occurred, or that could occur in the future, as required by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOLs and credits that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.
Upon the occurrence of an ownership change under Section 382 as outlined above, utilization of the NOLs and credits are subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOLs and credits before utilization. While the Company has not performed a Section 382 study, multiple ownership changes may have already occurred as the Company raised capital through the issuance of stock. However, due to the existence of the valuation allowance for deferred tax assets, any potential change in ownership will not impact the Company’s effective tax rate.
The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred income tax assets are as follows:

	As of December 31,
Current deferred tax assets and (liabilities):	2023	2022
Net operating loss	$40,900,348	$30,648,168
Capital loss carryforwards	17,157,029	8,824,896
Contingent legal accrual	1,320,526	1,306,098
Depreciation	663,197	286,452
Amortization	225,678	216,077
Research and development credits	3,694,501	1,199,256
Capitalized research and development costs	1,835,326	1,000,777
Lease liability	51,086	16,565
State taxes	777	756
Other	663,067	473,429
Gross deferred tax assets	66,511,533	43,972,473
Valuation allowance	(66,461,557)	(43,957,489)
Net deferred tax assets	$49,976	$14,984
Deferred tax liabilities
Right-of-use asset	$(49,976)	$(14,984)
Total deferred tax liabilities	(49,976)	(14,984)
Net deferred tax assets	$—	$—

The provision for income taxes on earnings subject to income taxes differs from the statutory Federal rate at December 31, 2023 and 2022, due to the following:

	As of December 31,
	2023	2022
Expected income tax benefit at federal statutory tax rate	$(7,904,649)	$(4,089,720)
State income taxes, net of federal benefit	(847,810)	(749,744)
Change in fair value of warrants	—	(76,672)
Change in valuation allowance	3,167,507	(892,837)
Uncertain tax positions	1,008,482	884,911
Reduction in deferreds upon divestiture	—	4,974,768
Non-deductible interest	—	35,624
Stock compensation	100,958	69,754
Research and development credits	(315,498)	(281,709)
Rate adjustment	6,042	(3,568)
Foreign rate differential	(1,918,633)	14,934
Divestiture of VDL	2,269,297	—
In process research and development	4,455,195	—
Other	(17,293)	121,000
Provision for income taxes	$3,600	$6,741
The Company records a valuation allowance against deferred tax assets to the extent that it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Due to the the substantial doubt related to the Company's ability to utilize its deferred tax assets, a valuation allowance for the full amount of the deferred tax assets has been established at December 31, 2023. During the year ended December 31, 2023, the valuation allowance increased by $22,504,068.
The Tax Cuts and Jobs Act of 2017 subjects a U.S. shareholder to tax on global intangible low-taxed income ("GILTI") earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or to provide for the tax expense related to GILTI in the year the tax is incurred as a period expense only. The Company elects to provide for the tax expense related to GILTI in the year the tax is incurred as a period expense only.
Under the FASB’s accounting guidance related to income tax positions, among other things, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, the guidance provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
A reconciliation of the beginning and ending amounts of unrecognized tax positions are as follows:

	As of December 31,
	2023	2022
Unrecognized tax positions, beginning of the year	$2,872,020	$1,784,626
Gross increase - current period tax positions	1,243,191	1,087,413
Gross increase - prior period tax positions	2,316,932	—
Gross decrease – prior period tax positions	—	(19)
Unrecognized tax positions, end of year	$6,432,143	$2,872,020

If recognized, none of the unrecognized tax positions would impact the Company’s income tax benefit or effective tax rate as long as the Company’s net deferred tax assets remain subject to a full valuation allowance. The Company does not expect any significant increases or decreases to the Company’s unrecognized tax positions within the next twelve months.
The Company had no accrual for interest or penalties on the Company’s Consolidated Balance Sheets at December 31, 2023 and 2022 and has not recognized interest and/or penalties in the Consolidated Statements of Operations for the years then ended.
11. Licensed Intellectual Property
UM 5050
The Company in-licenses the intellectual property used in its glaucoma product, SBI-100 OE, from the University of Mississippi under an "all fields of use" license. The license grants the Company an exclusive, perpetual license, including, with the prior written consent of UM, not to be unreasonably withheld, the right to sublicense.
The License Agreement provides for an annual maintenance fee of $75,000 payable on the anniversary of the effective date. The remaining milestone payments under the license are as follows:
(i)$200,000 paid within 30 days following the first submission of an Investigational New Drug Application (“NDA”), or an equivalent application to a regulatory agency anywhere in the world, for each product that is administered in a different route of administration from that of the early submitted product(s); and
(ii)$400,000 paid within 30 days following the approval of an NDA, or an equivalent application to a regulatory agency anywhere in the world, for each product that is administered in a different route of administration from that of the early approved product(s).
The royalty percentage due on net sales under each License Agreement is in the mid-single digits. The Company must also pay to UM a portion of all licensing fees received from any sublicensees, subject to a minimum royalty on net sales, and the Company is required to reimburse patent costs incurred by UM related to the licensed products. The royalty obligations apply by country and by licensed product, and end upon the later of the date that no valid claim of a licensed patent covers a licensed product in a given country, or ten years after the first commercial sale of such licensed product in such country.
Each License Agreement continues, unless terminated, until the later of the expiration of the last to expire of the patents or patent applications within the licensed technology or the expiration of the Company’s payment obligations under such License Agreement.
In July 2022, the Company paid $100,000 upon submitting its Investigational New Drug Application to the Food and Drug Administration for authorization to conduct the Company's Phase 1 trial of SBI-100 OE to the Therapeutic Goods Administration in Australia.
UM 5070 and 8930 License Agreements
Until January 8, 2022 and January 30, 2024, the Company licensed UM 5070 and UM 8930, respectively. Under these agreements, the Company was required to pay annual maintenance fees and certain milestones. However, after further evaluation, both licenses were terminated.
Tautomer Exclusive License Agreement
On November 30, 2023, the Company provided Tautomer Bioscience, (Pty) Limited (“Tautomer”). with an exclusive license to develop and commercialize SBI-100 as a novel suppository formulation in the territory of the countries of the continent of Africa for chronic intractable pain and other indications in South Africa and the rest of Africa (the "Territory"). Under the terms of the agreement, Tautomer is responsible for all formulation, preclinical and clinical development, drug product manufacturing and regulatory costs. The Company is entitled to receive from

Tautomer milestone payments upon achievement of certain development, regulatory and commercial events of up to $11,350,000 and tiered double-digit royalties on net product sales in the Territory. Additionally, the Company will be paid cost plus 20% mark-up for all development work, including the supply of SBI-100. We have retained certain rights and options to obtain rights to the future use of new jointly developed intellectual property and other intellectual property owned or controlled by Tautomer related to SBI-100.
12. Related Party Matters
Emerald Health Sciences
In January 2018, the Company entered into a securities purchase agreement with Sciences pursuant to which Sciences purchased a majority of the equity interest in the Company, resulting in a change in control (the "Emerald Financing"). While Sciences no longer maintains a controlling interest in the Company, MFDI has significant influence over Sciences and has been issued the Convertible Note from the Company (Note 6) and participated in the August 2023 PIPE Financing (Note 7). As of December 31, 2023, the Amended Credit Agreement has been extinguished and all of the warrants held by Sciences were exercised pursuant to the MTA (Notes 5 & 6).
On May 18, 2022, Jim Heppell resigned from the Company's board of directors and concurrently entered into a consulting agreement with the Company pursuant to which Mr. Heppell will provide services mutually agreed upon by the Company. The consulting agreement has an initial minimum term of one-year and will be automatically renewed for a one-year period on the anniversary of the contract unless terminated with 60 days' notice. Under the consulting agreement, Mr. Heppell is entitled to a monthly fee of $6,300, which was increased to $16,600 per month upon the closing of the EHT Acquisition. The consulting agreement provided Mr. Heppell with a termination payment of $74,700 on March 1, 2023, equal to the monthly fees through the then-remaining term of the agreement if Mr. Heppell’s engagement was terminated by the Company without cause. In addition, Mr. Heppell was awarded 16,000 stock options which are subject to certain performance and other conditions. On February 9, 2023, the Company provided notice and terminated the consulting agreement with Mr. Heppell effective March 11, 2023 and effective March 10, 2023, Mr. Heppell was removed from the Board of Sciences and no longer serves as Sciences CEO. During the year ended December 31, 2023, the first tranche of stock options issued to Mr. Heppell were cancelled, unexercised, and the second tranche of stock options were cancelled upon the closing of the Verdélite SPA.
The Company accounted for the consulting contract as an in-substance severance arrangement. During the year ended December 31, 2023, no severance expense was recognized. The Company recognized $139,615 in severance expense during the year ended December 31, 2022. The accrual for Mr. Heppell's severance was adjusted to include the increased fee payments when the Company closed the EHT Acquisition. As of December 31, 2022, the Company recognized $16,600, in accounts payable - related party and $75,503 in other current liabilities - related party under this consulting agreement.
As of December 31, 2023, the Company no longer has any obligations or business relationship with Mr. Heppell.
VivaCell Biotechnology España, S.L.U (formerly known as Emerald Health Biotechnology España, S.L.U.)
In 2021, the Company entered into two separate Agreements pursuant to a Master Services Agreement with VivaCell Biotechnology España, S.L.U (“VivaCell”), a subsidiary of Emerald Health Research, Inc., which is 100%-owned by Sciences. Under the Agreements, VivaCell will provide research and development services pursuant to agreed-upon project plans for the research and development of SBI-200 and the preclinical development services for novel derivatives. Payment for services are based on the negotiated amounts for the completion of agreed upon objectives as provided in the Agreements. The Company did not incur any expenses for the year ended December 31, 2023. For the year ended December 31, 2022, the Company incurred $87,927 in expenses under the Agreement.
In 2021, the Company entered into an Exclusive Sponsored Research Agreement (the “ESRA”) with VivaCell to fund certain research and development programs. The Company will have the right to use all data, products, and information, including intellectual property, which are generated in the performance of the research under each and all projects funded by the Company pursuant to the ESRA. VivaCell assigns and agrees to assign to the Company all rights to any intellectual property created or reduced-to-practice under or as a part of a project funded by the Company pursuant to the ESRA.
The Company has agreed to pay to VivaCell a royalty based on any and all licensing revenue or other consideration paid to the Company by a third-party licensee, assignee or purchaser of intellectual property rights created under the ESRA. For the years ended December 31, 2023 and 2022, the Company incurred $50,000 and $200,000, respectively, in research and development expenses related to the retainer under the ESRA. As of December 31, 2023 and 2022, the Company has recognized $0 and $50,000 in accounts payable - related parties, respectively, related to the retainer under the ESRA.
On March 1, 2022, the Company entered into a research project with VivaCell under the ESRA Agreement for the development of a screening platform for anteroposterior ocular diseases. The project budget is $190,500. For the years ended December 31, 2023 and 2022, the Company incurred $39,167 and $167,000, respectively, of research and development expenses under the ESRA. As of December 31, 2023 and 2022, the Company recognized $0 and $7,835 in other current liabilities, and $0 and $47,001 in accounts payable- related parties under this agreement.
On May 8, 2023, the Company terminated the ESRA effective March 31, 2023, and Vivacell waived the required notice period under the ESRA.
Management Conflicts
Until the date of the EHT Acquisition, the Company's CEO, Punit Dhillon, was a board member of the Company and EHT (Note 3).
On February 28, 2022, the Company entered into a standard consulting agreement with the CEO's brother to assist with diligence on the EHT Acquisition due to his knowledge and expertise as a former executive of EHT. Compensation under the agreement is for a rate of approximately $73 per hour. The consulting agreement may be terminated by either party upon providing 15 days of advance notice. For the years ended December 31, 2023 and 2022, the Company incurred $35,087 and $46,684, respectively, in consulting expenses under this agreement. As of December 31, 2023 and 2022, the Company recorded $0 and $12,511 to other current liabilities - related parties related to this consulting agreement. Effective June 30, 2023, this contract was terminated.
13. Commitments and Contingencies
Office Lease
The Company leases office space for its corporate headquarters, located at 11250 El Camino Real, Suite 100 San Diego, California 92130. The original lease term was effective from September 1, 2021 through October 31, 2023 and contained a renewal option for a two-year extension after the current expiration date. At the commencement date, the Company did not expect to exercise the renewal option, and has therefore excluded the option from the calculation of the right of use asset and lease liability. The lease provides for two months of rent abatement and the initial monthly rent is $8,067 per month with annual increases of 3% commencing on November 1, 2022. The lease included non-lease components (i.e., property management costs) that are paid separately from rent, based on actual costs incurred, and therefore were not included in the right-of-use asset and lease liability but are reflected as an expense in the period incurred. In calculating the present value of the lease payments, the Company has elected to utilize its incremental borrowing rate based on the lease term.
The Company entered into an amended and restated lease agreement on June 27, 2023 for its corporate headquarters, extending the lease term to 36 months, retroactive to September 1, 2021 through October 31, 2026. The Company treated the amended and restated lease agreement as a single modified lease.
For the years ended December 31, 2023 and 2022, lease expense comprised of $97,986 and $90,701, respectively in lease cost from the Company's non-cancellable operating lease.

The remaining lease term and discount rate related to the operating lease are presented in the following table:

December 31, 2023
Weighted-average remaining term – operating lease (in years)	2.83
Weighted-average discount rate – operating lease	15%
Future minimum lease payments as of December 31, 2023 are presented in the following table:

Year:
2024	103,216
2025	106,313
2026	90,798
Total future minimum lease payments:	300,327
Less imputed interest	(57,059)
Total	$243,268
Reported as:

	December 31, 2023	December 31, 2022
Operating lease liability	$72,038	$78,700
Operating lease liability, net of current portion	171,230	—
Total lease liability	$243,268	$78,700
General Litigation and Disputes
From time to time, in the normal course of operations, the Company may be a party to litigation and other dispute matters and claims. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable outcome to any legal matter, if material, could have a materially adverse effect on the Company’s operations or financial position, liquidity or results of operations.
Wendy Cunning vs Skye Bioscience, Inc.
The Company is a party to a legal proceeding with a former employee alleging, among other things, wrongful termination, violation of whistleblower protections under the Sarbanes-Oxley Act of 2002, and retaliation under California law against the Company relating to certain actions and events that occurred with the Company's former management during the employee's employment term from March 2018 to July 2019. The case, entitled Wendy Cunning vs Skye Bioscience, Inc., was filed in U.S. District Court (the "District Court") for the Central District of California (the “Cunning Lawsuit”). On January 18, 2023, a jury rendered a verdict in favor of Ms. Cunning and awarded her $512,500 in economic damages (e.g., lost earnings, future earnings and interest), $840,960 in non-economic damages (e.g., emotional distress) and $3,500,000 in punitive damages. On February 13, 2023, the Company received the final judgment on the special verdict (the "Final Judgment") from the District Court.
On August 2, 2023, the District Court ruled on the plaintiff's motion for attorney fees and awarded the plaintiff $1,200,008. Based on this order, the Company reduced the aggregate estimate for the legal contingency by $151,842, the difference between the attorney fees awarded by the District Court and the Company's previous estimate.
Immediately prior to the closing of the PIPE Financing, on August 17, 2023, the Company obtained a stay on enforcement of the judgment in the Cunning Lawsuit by posting an appeal bond in the amount of $9,080,202.

On October 19, 2023, the Company received the final orders from the District Court denying the post-trial motions that the Company filed with the District Court in March 2023 seeking judgment as a matter of law, a new trial, and/or a reduction of the judgment. Additionally, in March of 2023, the Company appealed the judgment in the Cunning Lawsuit with the Ninth District Court of Appeals, which is moving forward now that the District Court has ruled on the post-trial motions. In March 2024, the Company filed the opening brief for the appeal with the Ninth District Court of Appeals.
The Company strongly believes that this case was incorrectly decided as to liability, the amount of compensatory damages, and the appropriateness and amount of punitive damages. The Company is challenging the verdict in the Ninth District Court of Appeals and is pursuing reimbursement under its existing insurance policies, but given the jury verdict, the Company has determined that a loss is probable and accordingly have recorded a legal contingency expense and a current balance sheet liability for the total amount of the jury verdict. The Company has recorded an aggregate estimate for the legal contingency of $6,053,468 plus accrued interest of $234,750 at an annual interest rate of 4.87% on the judgment and 5.38% on the legal fees, which is determined by the Superior Court of California. Depending on the judge's final order on the post-trial motions and appeal, it is reasonably possible that the legal contingency booked could materially change after the issuance of these financials.
Skye Bioscience, Inc. vs Partner Re Ireland Insurance
In February 2023, the Company brought a suit against the Company's D&O carrier, Partner Re Ireland Insurance DAC ("Partner Re"), bringing claims for (a) breach of contract, (2) tortious breach of the implied covenant of good faith and fair dealing and (3) declaratory relief that Partner Re is obligated to reimburse the Company for the defense fees and costs incurred in defense of the Cunning Lawsuit and must indemnify the Company for any settlement or judgment in the Cunning Lawsuit. The Company's allegations arise out of Partner Re's refusal to reimburse the Company for costs incurred by the Company in defending the Cunning Lawsuit. The case, entitled Skye Bioscience, Inc., v. Partner Re Ireland Insurance DAC, was filed in the United Stated District Court for the Central District of California.
On April 17, 2023, Partner Re filed a motion to dismiss the Company's complaint pursuant to Federal Rule of Civil Procedure 12(b)(6). On June 20, 2023, the judge issued a final ruling in favor of the Company and denied Partner Re's motion to dismiss the Company's lawsuit. In its ruling, the Court rejected Partner Re's primary basis for denying coverage.
Based on the outcome, the Company is pursuing up to $5,000,000 in coverage less the deductible to cover legal expenses incurred and the final verdict or settlement of the Cunning Lawsuit.
14. Subsequent Events
Sale of Real Estate Held by AVI
On January 15, 2024, the Company closed the sale of the real estate held by AVI, which comprised of substantially all of AVI's assets.. The real estate and related equipment was sold to Tab Labs, Inc. for an aggregate purchase price of $1,139,572.
PIPE Financings
January 2024 PIPE Financing
On January 29, 2024, the Company entered into a Securities Purchase Agreement, pursuant to which on January 31, 2023, the Company issued an aggregate of 11,713,664 shares of common stock and 9,978,739 pre-fund warrants to purchase up to 9,978,739 shares of common stock (the "January 2024 PIPE Financing") for an aggregate purchase price of $49,991,010. The January 2024 PIPE Financing was priced at $2.31 per common share and per $2.30 pre-funded warrant based on the 5-day average share price preceding January 29, 2024. The pre-funded warrants are exercisable at any time for $0.001.
In connection with the PIPE Financing, the Company incurred $3,824,841 in direct equity issuance costs for net proceeds of $46,166,169.

March 2024 PIPE Financing
On March 11, 2024, the Company entered into a Securities Purchase Agreement, pursuant to which on March 13, 2024, the Company issued an aggregate of 4,000,000 shares of common stock (the "March 2024 PIPE Financing") for an aggregate purchase price of $40,000,000. The March 2024 PIPE Financing was priced at $10.00 per common share.
In connection with the PIPE Financing, the Company incurred $2,625,000 in direct equity issuance costs for net proceeds of approximately $37,375,000.
Stock-based Compensation
On February 29, 2024, the Company granted certain employees and directors 275,000 RSUs with market based vesting conditions. The RSUs vest on the following milestones: (i) 25% vests upon achieving a market cap of $750,000,000 and a stock price of $20.00 per share, (ii) 25% vests upon achieving a market cap of $1,000,000,000 and a stock price of $30.00 per share, (iii) 25% vests upon achieving a market cap of $1,250,000,000 and a stock price of $32.50 per share, and (iv) 25% vest upon achieving a market cap of $1,500,000,000 or greater and a stock price of $35.00 per share; provided, however, that no RSUs shall vest until the compensation committee of the Company determines that shares can be sold into the market to cover withholding tax obligations associated with the vesting of the RSUs. Upon a change in control of the Issuer, 100% of the RSUs will become fully vested.
On February 29, 2024, the Company granted certain employees and directors 703,100 stock options to buy shares of the Company's common stock with and exercise price of $14.56. Of the aggregate grant, 250,000 shares will vest over a 1 year period and 488,100 shares will vest over a 4-year period.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions. All amounts shown are estimates.

SEC Registration Fee	$61,627.13
Accounting Fees and Expenses	—
Legal Fees and Expenses	50,000.00
Legal Fees and Expenses paid on behalf of certain investors or agents	100,000.00
Printing Expenses	25,000.00
Miscellaneous Expenses
Total	$236,627.13
Item 14. Indemnification of Directors and Officers.
Section 78.7502 of the Nevada Revised Statutes (“NRS”) allows, and the Company wishes to adopt, discretionary indemnification of its directors, officers, employees, and agents as provided below.
Subsection (1) of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager of a limited-liability company, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person (a) is not in breach of their fiduciary duty which breach involved intentional misconduct, fraud or a knowing violation of law, or (b) acted in good faith and in a manner in which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.
Subsection (2) of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person (a) was not in breach of their fiduciary duty, which breach involved intentional misconduct, fraud or a knowing violation of law, or (b) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made for any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Subsection (3) of Section 78.7502 of the NRS provides that, unless a court orders indemnification or amounts are advanced pursuant to NRS 78.751(2) or any discretionary indemnification under Subsections (1) or (2) of NRS 75.7502 must be authorized by a determination that such indemnification is proper. This determination must be made by the stockholders, the majority vote of a quorum of the board of the directors not parties to the action, suit or proceeding, or a written opinion by independent legal counsel ordered by a majority of the directors who were not parties to the action, suit, or proceeding, or a quorum of directors who were not parties to the action, suit or proceeding cannot be obtained.
Subsection (1) of Section 78.751 of the NRS provides for mandatory indemnification of any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.
Additionally, NRS 78.138(7) provides, with limited statutory exceptions relating to a director’s duty when confronted with a change or potential change in control of the corporation, or unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, that a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the presumption that a director has acted in good faith, on an informed basis and with a view to the interest of the corporation has been overcome; (ii) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
Pursuant to the above indemnification provisions, our Articles of Incorporation and Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent permitted under the NRS and other applicable law. In addition, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify these persons to the full extent provided by the law as stated above.
Item 15. Recent Sales of Unregistered Securities
There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:
Issuances to Consultants
On August 16, 2021, September 29, 2021, March 2, 2022 and November 1, 2023 the Company issued 2,400, 600, 600 and 5,000 shares of restricted common stock to consultants for investor relations services. The issuance of the shares of common stock was exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and corresponding state securities laws.
Acquisition of Emerald Health Therapeutics
On May 11, 2022, the Company and Emerald Health Therapeutics, Inc. a corporation existing under the laws of the Province of British Columbia, Canada (“EHT”), entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which the Company acquired all of the issued and outstanding common shares of EHT (the “EHT Shares”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”).
Each EHT Share outstanding immediately prior to the effective time of the Arrangement (the “EHT Effective Time”) (other than the shares held by EHT dissenting shareholders) was transferred to the Company in exchange for 1.95 of a share (the “Exchange Ratio”) of Company common stock. In the aggregate, EHT shareholders received 1,665,083 shares of Company Common Stock (the “Consideration Shares”).
In addition, at the EHT Effective Time, (i) all EHT options to purchase EHT Shares (“EHT Options”) granted under EHT’s omnibus incentive plan that were outstanding as of the EHT Effective Time, were exchanged into options to purchase shares of Company common stock, with the number of shares underlying each option (and the exercise price of such option) adjusted based on the Exchange Ratio, with the options retaining the same term to expiry, conditions to and manner of exercise and other terms and conditions as the EHT Options (the “Replacement Options”) and (ii) each of the warrants to acquire EHT Shares (the “EHT Warrants”) were exchanged into warrants to acquire Company common stock after adjustments to reflect the Arrangement and to account for the Exchange Ratio, with each warrant retaining the same term to expiry, conditions to and manner of exercise and other terms and conditions of the EHT Warrants (the “Replacement Warrants”). In the aggregate, the Company issued 33,131 Replacement Options and 243,790 Replacement Warrants in connection with the Arrangement.
The Consideration Shares, the Replacement Options, and the Replacement Warrants issued by Company in connection with the consummation of the Acquisition were issued in a transaction exempt from the registration requirements of the Securities Act, pursuant to Section 3(a)(10) of the Securities Act based on the final order of the Supreme Court of British Columbia following a hearing by the court which considered, among other things, the fairness of the Acquisition to the persons affected.
Merger, 2023 Private Placement and Note Financing
The information set forth in the prospectus summary under the heading “Merger, 2023 Private Placement and Note Financing” is incorporated herein by reference. Such shares were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.
January 2024 Private Placement
The information set forth in the prospectus summary under the heading “January 2024 Private Placement” is incorporated herein by reference. The January 2024 Shares were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.
March 2024 Private Placement
On March 11, 2024, we entered into the March 2024 Purchase Agreement, by and between us and the institutional investors identified therein, pursuant to which we issued and sold an aggregate of 4,000,000 March 2024 Shares of our Common Stock at a price of $10.00 per share. The closing of the issuance and sale of these securities was consummated on March 13, 2024. The March 2024 Shares were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.

Item 16. Exhibits
(a)The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit No.	Description
2.1
Agreement and Plan of Merger and Reorganization, dated August 15, 2023, by and among Skye Bioscience, Inc., Aquila Merger Sub, Inc., and Bird Rock Bio, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on August 21, 2023).

3.1
Articles of Incorporation of Skye Bioscience, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Skye Bioscience, Inc. filed with the SEC on March 22, 2023).

3.2	Amended and Restated Bylaws of Skye Bioscience, Inc. (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Skye Bioscience, Inc. filed with the SEC on March 2, 2021).

4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on August 21, 2023).

4.2
Form of Secured Convertible Promissory Note issued by Skye Bioscience, Inc. to MFDI, LLC (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on August 21, 2023)

4.3
Common Stock Purchase Warrant Issued by Skye Bioscience, Inc. to MFDI, LLC (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on August 21, 2023)

4.4	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on January 29, 2024)

5.1*	Opinion of Fennemore Craig, P.C.

10.1
Securities Purchase Agreement, by and among Skye Bioscience, Inc. and the institutional investors listed on the signature pages thereto, dated as of January 29, 2024 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on January 29, 2024).

10.2
Registration Rights Agreement, by and among Skye Bioscience, Inc. and the institutional investors listed on the signature pages thereto, dated as of January 29, 2024 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on January 29, 2024).

10.3
Securities Purchase Agreement, by and among Skye Bioscience, Inc. and the institutional investors listed on the signature pages thereto, dated as of August 15, 2023 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on August 21, 2023).

10.4
Registration Rights Agreement, by and among Skye Bioscience, Inc. and the institutional investors listed on the signature pages thereto, dated as of August 15, 2023 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Skye Bioscience, Inc. filed with the SEC on August 21, 2023).

23.1*	Consent of Marcum LLP

23.2*	Consent of Fennemore Craig, P.C (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

107*	Filing Fee Table.
__________________
* Previously Filed
†Filed Herewith

Item 17. Undertakings
(a)The undersigned Registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)The undersigned Registrant hereby undertakes that:
(1)for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)that, for the purpose of determining liability under the Securities Act to any purchaser:
(1)if the issuer is relying on Rule 430B:
(i)each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(2)if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Diego, State of California on April 4, 2024.

Skye Bioscience, Inc.
a Nevada corporation

April 4, 2024	By:	/s/ Punit Dhillon
	Its:	Punit Dhillon
Chief Executive Officer, Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Punit Dhillon	April 4, 2024
Punit Dhillon
Its:	Chief Executive Officer, Director
(Principal Executive Officer)

By:	/s/ Kaitlyn Arsenault	April 4, 2024
Kaitlyn Arsenault
Its:	Chief Financial Officer
(Principal Financial and Accounting Officer)

By:	*	April 4, 2024
Margaret Dalesandro
Its:	Director

By:	*	April 4, 2024
Deborah Charych
Its:	Director

By:	*
	Praveen Tyle	April 4, 2024
Its:	Director

By:	*
	Keith Ward	April 4, 2024
Its:	Director

By:	*
	Andrew Schwab	April 4, 2024
Its:	Director

By:	*	April 4, 2024
Paul Grayson
Its:	Director

By:	*	April 4, 2024
Annalisa Jenkins
Its:	Director

*By:	/s/ Kaitlyn Arsenault
Kaitlyn Arsenault
Attorney-in-fact